Work for Others Agreement No. ERD-01-2066
                                     Between

                                UT-BATTELLE, LLC

               Operating Under Prime Contract No.DE-ACO5-00OR22725
                                     for the
                           U. S. Department of Energy

                                       and

                         Micro Sensor Technologies, Inc.

The obligations of the above-identified DOE Contractor shall apply to any successor in interest to said Contractor continuing the operation of the DOE facility involved in this Work for Others Agreement.

Article I.  PARTIES TO THE AGREEMENT

The U. S. Department of Energy Contractor, UT-BATTELLE, LLC, (hereinafter referred to as the "Contractor") has been requested by Micro Sensor Technologies, Inc (hereinafter referred to as the "Sponsor") to perform the work set forth in the Statement of Work, attached hereto as Appendix A. It is understood by the Parties that, except for the intellectual property provisions of this Agreement, the Contractor is obligated to comply with the terms and conditions of its M&O contract with the United States Government (hereinafter called the "Government") represented by the United States Department of Energy (hereinafter called the "Department" or "DOE") when providing goods, services, products, processes, materials, or information to the Sponsor under this Agreement.

Article II.  TERM OF THE AGREEMENT

The Contractor estimated period of performance for completion of the Statement of Work is twelve (12) months. The term of this Agreement shall be effective as of the latter date of (1) the date on which it is signed by the last of the Parties thereto, or (2) the date on which it is approved.

Article III.  COSTS

A. The Contractor estimated cost for the work to be performed under this Agreement is $100,000.

B. The Contractor has no obligation to continue or complete performance of the work at a cost in excess of its estimated cost, including any subsequent amendment.

C. The Contractor agrees to provide at least 30 days' notice to the Sponsor if the actual cost to complete performance will exceed its estimated cost.


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Article IV.  FUNDING AND PAYMENT

The Sponsor shall provide sufficient funds in advance to reimburse the Contractor for costs to be incurred in performance of the work described in this Agreement, and the Contractor shall have no obligation to perform in the absence of adequate advance funds. If the estimated period of performance exceeds 90 days or the estimated cost exceeds $25,000, the Sponsor may, with the Contractor's approval, advance funds incrementally. In such a case, the Contractor will initially invoice the Sponsor in an amount sufficient to permit the work to proceed for 90 days and thereafter invoice the Sponsor monthly so as to maintain approximately a 90-day period that is funded in advance. Payment shall be made directly to the Contractor. Upon termination or completion, any excess funds shall be refunded by the Contractor to the Sponsor.

Article V.  SOURCE OF FUNDS

The Sponsor hereby warrants and represents that, if the funding it brings to this Agreement has been secured through other agreements, such other agreements do not have any terms and conditions (including intellectual property) which conflict with the terms of this Agreement.

Article VI.  PROPERTY

Unless the Parties otherwise agree in writing, all equipment produced or acquired with funds provided by the Sponsor shall be disposed of as instructed by the Sponsor at the Sponsor's expense.

Article VII.  PUBLICATION MATTERS

The publishing Party shall provide the other Party a 60-day period in which to review proposed publications, which either disclose technical developments and/or research findings generated in the course of this agreement, or identify Proprietary Information (as defined in paragraph A.2 of Article XV) and submit comments. The publishing Party shall not publish or otherwise disclose Proprietary Information identified by the other Party, except as provided by law.

Article VIII.  LEGAL NOTICE

The Parties agree that the following legal notice shall be affixed to each report furnished to the Sponsor under this Agreement and to any report resulting from this Agreement which may be distributed by the Sponsor: (INSERT NOTICE)

"DISCLAIMER NOTICE

     This report was prepared by UT-BATTELLE, LLC, (UT-Battelle) on behalf of the U. S. Department of Energy (DOE), as an account of work sponsored by Micro Sensor Technologies, Inc. Neither UT-Battelle, DOE, the U. S. Government, or any person acting on their behalf: (a) makes any warranty or representation, express or implied, with respect to the information contained in this report; or (b) assumes any liabilities with respect to the use of, or damages resulting from the use of any information contained in the report"

Article IX. DISCLAIMER

THE GOVERNMENT AND THE CONTRACTOR MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DEVELOPED UNDER THIS WORK FOR OTHERS AGREEMENT, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH

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OR RESULTING PRODUCT, THAT THE GOODS, SERVICES, MATERIALS, PRODUCTS, PROCESSES,
INFORMATION, OR DATA TO BE FURNISHED HEREUNDER WILL ACCOMPLISH INTENDED RESULTS OR ARE SAFE FOR ANY PURPOSE INCLUDING THE INTENDED PURPOSE, OR THAT ANY OF THE ABOVE WILL NOT INTERFERE WITH PRIVATELY OWNED RIGHTS OF OTHERS. NEITHER THE GOVERNMENT NOR THE CONTRACTOR SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ATTRIBUTED TO SUCH RESEARCH OR RESULTING PRODUCT, INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DELIVERED UNDER THIS WORK FOR OTHERS AGREEMENT.

Article X.  GENERAL INDEMNITY

The Sponsor agrees to indemnify and hold harmless the Government, the Department, the Contractor and persons acting on their behalf from all liability, including costs and expenses incurred, to any person, including the Sponsor, for injury to or death of persons or other living things or injury to or destruction of property arising out of the performance of the Agreement by the Government, the Department, the Contractor, or persons acting on their behalf, or arising out of the use of the services performed, materials supplied, or information given hereunder by any person including the Sponsor, and not directly resulting from the fault or negligence of the Government, the Department, the Contractor, or persons acting on their behalf.

Article XI.  PRODUCT LIABILITY INDEMNITY

Except for any liability resulting from any negligent acts or omissions of the Government or the Contractor, the Sponsor agrees to indemnify the Government and the Contractor for all damages, costs, and expenses, including attorney's fees, arising from personal injury or property damage occurring as a result of the making, using, or selling of a product, process, or service by or on behalf of the Sponsor, its assignees, or licensees, which was derived from the work performed under this Work for Others Agreement. In respect to this Article, neither the Government nor the Contractor shall be considered assignees or licensees of the Sponsor, as a result of reserved Government and Contractor rights. The indemnity set forth in this paragraph shall apply only if the Sponsor shall have been informed as soon and as completely as practical by the Contractor and/or the Government of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and the Contractor and/or Government shall have provided all reasonably available information and reasonable assistance requested by the Sponsor. No settlement for which the Sponsor would be responsible shall be made without the Sponsor's consent unless required by final decree of a court of competent jurisdiction.

Article XII.  INTELLECTUAL PROPERTY INDEMNITY - LIMITED

The Sponsor shall indemnify the Government and the Contractor and their officers, agents, and employees against liability, including costs, for infringement of any United States patent, copyright, or other intellectual property arising out of any acts required or directed by the Sponsor to be performed under this Agreement to the extent such acts are not already performed at the facility. Such indemnity shall not apply to a claimed infringement which is settled without the consent of the Sponsor unless required by a court of competent jurisdiction.

Article XIII.  NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT INFRINGEMENT
               -----------------------------------------------------------------

The Sponsor shall report to the Department and the Contractor, promptly and in reasonable written detail, each claim of patent or copyright infringement based

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on the performance of this Agreement of which the Sponsor has knowledge. The
Sponsor shall furnish to the Department and the Contractor, when requested by the Department or the Contractor, all evidence and information in the possession of the Sponsor pertaining to such claim.

Article XIV.      PATENT RIGHTS (SHORT) (DEVIATION)

Any invention or discovery that UT-Battelle, LLC's employees may make or conceive during their assignment to the work under this Agreement, will be governed by the provisions of Contract No. DE-AC05-00OR22725, provided, however, in any event, the Sponsor shall retain a nonexclusive, revocable, royalty-free license in the field of use of detection of unexploded ordnance including bombs, grenades, shells, rockets and other explosive devices either placed as mines or fallen as projectiles whether buried or camouflaged. This field of use shall not include explosives detection for security applications (for example, airport security) under said invention, discovery, application, or patent. In addition, Sponsor shall have the option to include any such invention, discovery, application, or patent into the separate sole commercial patent license agreement between Sponsor and UT-Battelle, LLC. at no additional licensing fee.

Article XV.  RIGHTS IN TECHNICAL DATA - USE OF FACILITY

A.       Definitions

         1. "Generated Information" means information produced in the performance of this Agreement.

         2. "Proprietary Information" means information which is developed at private expense, is marked as Proprietary Information, and embodies (1) trade secrets or (2) commercial or financial information which is privileged or confidential under the Freedom of Information Act (5 USC 552 (b)(4)).

         3. "Unlimited Rights" means the right to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose, and to have or permit others to do so.

B. The Sponsor agrees to furnish to the Contractor or leave at the facility that information, if any, which is (1) essential to the performance of work by the Contractor personnel or (2) necessary for the health and safety of such personnel in the performance of the work. Any information furnished to the Contractor shall be deemed to have been delivered with Unlimited Rights unless marked as Proprietary Information. The Sponsor agrees that it has the sole responsibility for appropriately identifying and marking all documents containing Proprietary Information, whether such documents are furnished by the Sponsor or produced under this Agreement and made available to the Sponsor for review.

C. The Sponsor may designate as Proprietary Information any Generated Information, where such data would embody trade secrets or would comprise commercial or financial information that is privileged or confidential if it were obtained from the Sponsor. Such Proprietary Information will, to the extent permitted by law, be maintained in confidence and disclosed or used by the Contractor (under suitable protective conditions) only for the purpose of carrying out the Contractor's responsibilities under this Agreement. Upon completion of activities under this Agreement, such Proprietary Information will be disposed of as requested by the Sponsor. Before the Contractor releases data associated with this Agreement to anyone, the Sponsor will be afforded the opportunity to review that data to ascertain whether it is Proprietary Information and to mark it as such.

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D.       The Government and Contractor agree to not disclose properly marked
         Proprietary Information to anyone other than the Sponsor without written approval of the Sponsor, except to Government employees who are subject to the statutory provisions against disclosure of confidential information set forth in the Trade Secrets Act (18 USC 1905). The Government and Contractor shall have the right, at reasonable times up to 3 years after the termination or completion of the Agreement, to inspect any information designated as Proprietary Information by the Sponsor, for the purpose of verifying that such information has been properly identified as Proprietary Information.

E. The Sponsor is solely responsible for the removal of all of its Proprietary Information from the facility by or before termination of this Agreement. The Government and Contractor shall have Unlimited Rights in any information which is not removed from the facility by termination of this Agreement. The Government and Contractor shall have Unlimited Rights in any Proprietary Information which is incorporated into the facility or equipment under this Agreement to such extent that the facility or equipment is not restored to the condition existing prior to such incorporation.

F. The Sponsor agrees that the Contractor will provide to the Department a nonproprietary description of the work performed under this Agreement.

G. The Government shall have Unlimited Rights in all Generated Information produced or information provided by the Parties under this Agreement, except for information which is disclosed in a Subject Invention disclosure being considered for patent protection, or which is marked as being Proprietary Information.



H.       Copyrights

         The Sponsor may assert copyright in any of its Generated Information, and may also require the Contractor, at the Sponsor's expense, to register copyright and assign copyright in any Generated Information produced by the Contractor which the Sponsor wishes to copyright. Subject to the other provisions of this clause, and to the extent that copyright is asserted, the Government reserves for itself a royalty-free, world-wide, irrevocable, non-exclusive license for Governmental purposes to publish, distribute, translate, duplicate, exhibit, prepare derivative works, and perform any such data assigned to the Sponsor.

I. The terms and conditions of this clause shall survive the Agreement, in the event that the Agreement is terminated before completion of the Statement of Work.

Article XVI.  ASSIGNMENT

Neither this Agreement nor any interest therein or claim thereunder shall be assigned or transferred by either Party, except as authorized in writing by the other Party to this Agreement, provided, the Contractor may transfer it to DOE, or its designee, with notice of such transfer to the Sponsor, and the Contractor shall have no further responsibilities except for the confidentiality, use, and/or non-disclosure obligations of this Agreement.

Article XVII.  SIMILAR OR IDENTICAL SERVICES

The Government and/or Contractor shall have the right to perform similar or identical services in the Statement of Work (SOW) for other Sponsors as long as the Sponsor's Proprietary Information is not utilized.

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Article XVIII.  EXPORT CONTROL

Each Party is responsible for its own compliance with laws and regulations governing export control.

Article XIX.  TERMINATION

Performance of work under this Agreement may be terminated at any time by either Party, without liability, except as provided above, upon giving a 30 day written notice to the other Party. The Contractor shall terminate this Agreement only when the Contractor determines, after direction from DOE, that such termination is in the best interest of the Government, provided however, that the Contractor shall have the right to terminate if the Sponsor shall have failed to advance the funds required by Article IV. In the event of termination, the Sponsor shall be responsible for the Contractor's costs (including closeout costs), through the effective date of termination, but in no event shall the Sponsor's cost responsibility exceed the total cost to the Sponsor as described in Article III, above.

It is agreed that any obligations of the Parties regarding Proprietary Information or other intellectual property will remain in effect, despite early termination of the Agreement.
Article XX.  ALTERNATE DISPUTE RESOLUTION

Step 1.  NEGOTIATION

The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiating between executives and/or officials who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and the response shall include (a) a statement of each Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive or official who will represent that Party and of any other person(s) who will accompany the executive or official. Within 30 days after delivery of the disputing Party's notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

If the matter has not been resolved within 60 days of the disputing Party's notice, or if the Parties fail to meet within 30 days, either party may initiate mediation of the controversy or claim as provided hereafter.

All negotiations pursuant to this Agreement are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

Step 2.  MEDIATION

In the event the dispute has not been resolved by negotiation as provided herein, the Parties agree to participate in mediation, using a mutually agreed upon mediator. The mediator will not render a decision, but will assist the Parties in reaching a mutually satisfactory agreement.

The Parties agree to equally split the costs of the mediation. The first mediation session shall commence within 30 days from agreement. The Parties may contact the DOE Office of Dispute Resolution with questions or for assistance

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with selection of neutrals or samples of Agreements to Mediate.

All meditations are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

Step 3.  ARBITRATION

Any dispute not otherwise satisfactorily resolved may be submitted to arbitration, pursuant to the Administrative Dispute Resolution Act, through the American Arbitration Association, Jams/Endispute Center for Public Resources, United States Arbitration and Mediation, or other reputable ADR provider.

In witness whereof, the Parties hereto have executed this Agreement.


UT-BATTELLE, LLC

Name:      /s/ R.Russell Miller
           ---------------------------------------------------
           R. Russell Miller, Commercialization Manager

Date:                      6/4/01
           ---------------------------------------------------


MICRO SENSOR TECHNOLOGIES, INC.

Name:      /s/ Uwe Reischl
           ---------------------------------------------------
           Uwe Reischl, Ph.D., M.D., President

Date:                      6/1/01
           ---------------------------------------------------

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                                Statement of Work
                                       for
                         Micro Sensor Technologies, Inc.

                         DOE Proposal Number ERD-01-2066

                 Microcantilever Explosives Detection Technology
                          Oak Ridge National Laboratory

Summary
The objective of this project will be to demonstrate that micro-cantilevers modified with chemically selective coatings will detect 2,4 dinitrotoluene (2,4-DNT) and TNT accurately and effectively. A bench-top device will be developed and tested that will provide the basis for the design, construction, and manufacturing of a lightweight portable landmine detector system suitable for use by civilian populations worldwide. The duration of the project will be 12 months. ORNL will keep Micro Sensor Technologies, Inc. (MSTI) updated on the progress of the R&D project. ORNL will provide MSTI with a final report at the end of the 12-month project. Additionally, ORNL will conduct a demonstration of the operation of the bench-top prototype system.

Background
Landmine detection requires three fundamental components: (1) a sample collection unit, (2) sensor elements that can detect the explosive vapors, and
(3) a data analysis and display system.

Sample Collection:
In general, sample collection is achieved by using a small pump. The pump pulls the air away from the target region and into the sensing unit. TNT vapor pressure surrounding a land mine close to the ground is approximately 1ppt. In addition, particulates of TNT also appears in the soil around landmines. It is possible to dislodge these particulates by using an air jet. Around landmines there also exists 2,4-DNT at a concentration one or two orders magnitude higher than that of TNT.

Sample collection can be a complicated problem under field conditions due to the presence of dust and other particulate matter. Additionally, explosive molecules are extremely "sticky" and, therefore, tend to adsorb onto exposed surfaces. For sampling TNT or 2,4-DNT it has been shown that it is best to adsorb the vapor onto a sampling surface first and then release the vapor through heating of the sensor.

Sensor element
The expertise at ORNL focuses on the area of sensor element development. Research at ORNL has demonstrated that Microcantilevers coated with selective polymers can be used as sensors for identifying TNT, 2,4-DNT, and multiple intereferents. Initially, however, single element sensors will be developed. Later, an array concept will be developed which will allow the simultaneous detection of multiple analytes.

Data collection and display
Data collection and display will be achieved using a laptop computer. The output will be calibrated using Gas Chromotography Mass Spectrometry (GC-MS).

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Proposed Tasks
1) ORNL will demonstrate the detection of 2,4-DNT and TNT vapor with parts per trillion sensitivity using individual microcantilever elements. ORNL will characterize commercially available cantilevers of different sizes. ORNL will clean the cantilevers and deposit 3nm Cr followed by 40 nm thick gold on each cantilever for optical deflection measurements. Characterization will involve the determination of the resonance frequency and Q-factor.

2) ORNL will deposit selective polymers on characterized cantilevers. The polymers will be selective for TNT, 2,4-DNT.

3) ORNL will utilize available TNT and 2,4-DNT vapor generators for characterizing the cantilever response. The vapors form the generators will be quantified using GC-MS.

4) ORNL will characterize the cantilever bending and resonance frequency response as a function of 2,4-DNT and TNT vapor concentration.

5) ORNL will assess the effects of interferants on the modified cantilevers such as humidity, toluene, and acetone. In addition, the effect of flow rate and temperature will be investigated.

6) ORNL will assess the effects of 2,4-DNT, TNT, toluene, humidity, and acetone on blank cantilevers (without polymers) for reference.

7) Cantilevers that show parts-per-trillion sensitivity to 2,4-DNT and TNT, will be used for detailed assessments involving exposures to complex samples containing mixtures of 2,4-DNT, TNT, humidity, toluene, and acetone.

8) Based on this information, ORNL will develop a bench top vapor detection system suitable for identifying 2,4-DNT and TNT. This will include sensor elements using optical beam deflection, a pump to draw air into the sensor compartment and a laptop computer to display the resulting data.






Schedule
The following schedule is projected that will allow the completion of the tasks outlined above:
1.       Laboratory set up and materials acquisition:                Month 1
2.       Manufacturing of microcantilever sensors                    Month 2-4
3.       Assessment of cantilever performance characteristics        Month 4-6
4.       Testing of vapor capture and data analysis system           Month 5-7
5.       Assembly of bench-top prototype detection system            Month 8-9
6.       Testing of integrated prototype system                      Month 9-10
7.       Evaluation of prototype performance                         Month 10-11

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8.       Data summary and analysis                                   Month 11-12
9.       Final report                                                Month 12


Budget:
Personnel

         Salary cost

                  Thundat (12%)                                        $12,186
                  Fringe (29%)                                         $ 3,534
                                                                       --------
                  Subtotal                                             $15,720

Material Supplies

         Material                                                      $16,442
         Material Handling Fee (10.7%)                                 $ 1,759
                                                                       --------
                  Subtotal                                             $18,201

Post-Doc
                  Subtotal                                             $40,000

Other Direct
         Labor burden (2.9%)                                           $   353
         Organizational burden                                         $13,399
                                                                        -------
                  Subtotal                                             $13,752

Direct Subtotal                                                        $87,673

Indirect cost                                                          $12,327
Grand Total                                                           $100,000

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